Exhibit 99.1

January 31, 2011
Quarterly Report
Fourth Quarter 2010

We are pleased to report for the year ended December 31, 2010, earnings for your Company were up 1.9% when compared to December 31, 2009. On a year to date basis, we earned $4.9 million for the year ended December 31, 2010 as compared to $4.8 million for the same period in 2009. For the fourth quarter 2010, our earnings were $1.2 million compared to $1.4 million for the same period in 2009. Additionally, I am pleased to announce that our earnings per share for the year increased from $1.77 per share on a fully diluted basis, to $1.81 which is a 2.26% increase.

Total assets at December 31, 2010 were $658.9 million compared to $675.2 million for 2009, which represented a 2.4% decrease in total assets. The main contributor to the decline in assets was represented by a 3.2% decline in loans from $425.4 million at December 31, 2009, to $411.8 million at December 31, 2010. Deposits were virtually flat from the previous year as reflected by the $537.4 million total at December 31, 2010 versus the $536.4 million figure at December 31, 2009.

The state of the national and local economies is still in a relative period of uncertainty, although we are starting to see some signs that the economy may be showing slight improvement through the first quarter, and perhaps into 2011. However, one lingering problem is the unemployment situation, which is reflected in the relatively high numbers both at the national and at the local levels. The housing market continues to be slow, with a high level of inventory of unsold homes still facing the marketplace. The stock market recently has shown considerable strength, beginning in the third quarter and continuing through the fourth quarter of 2010. In the past, this has been an indicator of the economy improving, and we hope that this continues to be the case.

As has been stated in prior quarterly reports, we are continuing our efforts to move market share in those areas where troubled banks continue to struggle. Our strategy has been to call on businesses and individuals who may not be receiving the level of service and commitment that they have experienced in the past, while at the same time providing Premier Customer Service to our existing customer base to ensure that we can retain those very important relationships.

The financial year of 2010, as has been the case for the last several years, has been challenging to say the least. We will continue to do everything possible to meet those challenges so that we can accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      12/31/2010         12/31/2009          Change
Assets
  Cash & Due From Banks                             $  12,516,420      $  12,387,128           1.0%
  Securities                                          176,866,771        168,411,026           5.0
  Loans Held for Sale                                           -            191,000           n/m
  Loans                                               411,830,266        425,418,387          -3.2
  Reserve for Loan Losses                               4,924,806          7,600,594         -35.2
    Net Loans                                         406,905,460        417,817,793          -2.6
  Federal Funds Sold                                    5,108,000         22,034,005         -76.8
  Other Assets                                         57,546,163         54,390,244           5.8
     Total Assets                                   $ 658,942,814      $ 675,231,196          -2.4%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $ 105,519,332      $  97,005,532            8.8%
    Savings & Interest Checking                       191,837,038        180,904,194            6.0
    Certificates of Deposit                           240,044,257        258,536,772           -7.2
      Total Deposits                                  537,400,627        536,446,498            0.2
  Repurchase Agreements                                 5,079,100          4,806,967            5.7
  Other Borrowed Funds                                 52,523,477         66,731,250          -21.3
  Other Liabilities                                     2,896,276          6,280,906          -53.9
    Total Liabilities                                 597,899,480        614,265,621           -2.7
  Stockholders' Equity                                 61,043,334         60,965,575            0.1
    Total Liabilities & Stockholders? Equity        $ 658,942,814      $ 675,231,196           -2.4%



CONSOLIDATED INCOME STATEMENT
                                                 Twelve Months Ending                   Three Months Ending
                                                                  Percentage                             Percentage
                                        12/31/2010    12/31/2009    Change    12/31/2010    12/31/2009     Change
Interest Income                        $ 30,275,545  $ 31,928,802    -5.2%   $ 7,351,335   $ 7,912,649      -7.1%
Interest Expense                         10,066,601    12,508,978   -19.5      2,054,150     2,843,106     -27.7
  Net Interest Income                    20,208,944    19,419,824     4.1      5,297,185     5,069,543       4.5
Loan Loss Provision                       3,250,000     3,450,000    -5.8      1,300,000     2,100,000     -38.1
  Net Interest Income After Provision    16,958,944    15,969,824     6.2      3,997,185     2,969,543      34.6
Other Income                             10,566,430    10,214,052     3.4      3,143,478     3,359,023      -6.4
Other Expenses                           22,020,594    21,151,583     4.1      5,803,239     4,998,643      16.1
  Income Before Taxes                     5,504,780     5,032,293     9.4      1,337,424     1,329,923       0.6
Income Taxes                                565,358       184,554   206.3         98,057       (92,957)   -205.5
  Net Income                           $  4,939,422  $  4,847,739     1.9    $ 1,239,367   $ 1,422,880     -12.9
Net Change in Unrealized Gain (loss)
  on Securities                          (2,587,821)    1,321,561  -295.8     (4,267,755)   (2,787,257)     -53.1
  Comprehensive Income                 $  2,351,601  $  6,169,300   -61.9%   $(3,028,388)  $(1,364,377)    -122.0%

Selected Ratios
  Return on Average Assets                     0.71%         0.72%                  0.74%         0.85%
  Return on Average Equity                      7.8           8.1                    7.6           9.0

  Earnings Per Share                        $  1.81       $  1.77                $  0.46       $  0.52
  Earnings Per Share - assuming dilution       1.81          1.77                   0.46          0.52
  Cash Dividends Per Share                     0.84          0.80                   0.21          0.20
  Book Value Per Share                        22.29         22.25

  Market Price                          High         Low        Close
    Fourth Quarter ?10                 $17.45      $16.25      $16.75
    Third Quarter '10                  $17.50      $15.00      $17.00